As filed with the Securities and Exchange Commission on May 18, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Apartment Investment and Management Company
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	84-1259577 (I.R.S. Employer Identification No.)

4582 South Ulster Street, Suite 1100 Denver, Colorado (Address of Principal Executive Offices)	80237 (Zip Code)

Apartment Investment and Management Company Second Amended and Restated 2015 Stock Award and Incentive Plan
(Full Title of the Plan)
___________________
Lisa R. Cohn
Executive Vice President, General Counsel and Secretary
4582 South Ulster Street, Suite 1100
Denver Colorado 80237
(Name and Address of Agent for Service)
(303) 757-8101
(Telephone Number, Including Area Code, of Agent for Service)
______________________
Copies to:
Jonathan L. Friedman
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
(213) 687-5000
_______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
__________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock, par value $.01 per share:	5,000,000 shares	$40.71	$203,550,000	$25,341.98

(1)
In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such additional securities as may be issuable pursuant to the anti-dilution provisions of the Apartment Investment and Management Company Second Amended and Restated 2015 Stock Award and Incentive Plan (the “2015 Stock Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low sale prices for a share of Class A Common Stock on the New York Stock Exchange on May 14, 2018.

i

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by Apartment Investment and Management Company (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

(c)
Current Reports on Form 8-K dated February 22, 2018 (filed on February 26, 2018), April 16, 2018 (filed on April 16, 2018), April 26, 2018 (filed on April 26, 2018), April 30, 2018 (filed on April 30, 2018) and May 1, 2018 (filed on May 4, 2018); and

(d)
The description of the Company’s Class A Common Stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Article VIII of the Company’s charter limits the liability of the Company’s directors and officers to the Company and its stockholders to the maximum extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.
The Company’s charter and bylaws require the Company to indemnify its directors and officers and permits the Company to indemnify certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
The Company has entered into agreements with certain of its officers, pursuant to which the Company has agreed to indemnify such officers to the fullest extent permitted by applicable law.
The agreement of limited partnership of AIMCO Properties, L.P., or the Aimco Operating Partnership, also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as the previous general partner of the Aimco Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Aimco Operating Partnership.
Section 12.6 of the 2015 Stock Plan provides that no member of the Company’s Board of Directors (the “Board”) or of the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), nor any officer or employee of the Company acting on behalf of the Board or the Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the 2015 Stock Plan and all members of the Board or the Compensation Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of DLA Piper LLP (US) regarding the validity of the securities offered hereby
23.1	Consent of Ernst & Young LLP
23.2	Consent of DLA Piper LLP (US) (included in their opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1
Aimco Second Amended and Restated 2015 Stock Award and Incentive Plan (as amended and restated effective February 22, 2018) (Exhibit A to Aimco’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 8, 2018 is incorporated herein by this reference)

Item 9.    Undertakings.
(a)The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on May 18, 2018.
APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:	/s/Terry Considine
Terry Considine
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Terry Considine and Paul Beldin, and each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Terry Considine	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 18, 2018
Terry Considine

/s/ Paul Beldin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 18, 2018
Paul Beldin

/s/ Andrew Higdon	Senior Vice President and Chief Accounting Officer	May 18, 2018
Andrew Higdon

/s/ Thomas L. Keltner	Director	May 18, 2018
Thomas L. Keltner

/s/ J. Landis Martin	Director	May 18, 2018
J. Landis Martin

/s/ Robert A. Miller	Director	May 18, 2018
Robert A. Miller

/s/ Kathleen M. Nelson	Director	May 18, 2018
Kathleen M. Nelson

/s/ Ann Sperling	Director	May 18, 2018
Ann Sperling

/s/ Michael A. Stein	Director	May 18, 2018
Michael A. Stein

/s/ Nina Tran	Director	May 18, 2018
Nina Tran

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of DLA Piper LLP (US) regarding the validity of the securities offered hereby
23.1	Consent of Ernst & Young LLP
23.2	Consent of DLA Piper LLP (US) (included in their opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1
Aimco Second Amended and Restated 2015 Stock Award and Incentive Plan (as amended and restated effective February 22, 2018) (Exhibit A to Aimco’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 8, 2018 is incorporated herein by this reference)